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                                                                  Exhibit (c)(3)


                          SYNTHETIC INDUSTRIES, INC.
                              309 Lafayette Road
                           Chicamauga, Georgia 30707

CONFIDENTIAL
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June 7, 1999

Mr. Sean Madden
Investcorp
280 Park Avenue
37th Floor
New York, NY 10017

Dear Sean:

This Agreement sets forth the terms and conditions pursuant to which Synthetic Industries, Inc. (the "Company") will furnish to you certain information concerning the business, financial performance and condition, operations and liabilities of the Company in connection with your consideration of a possible negotiated transaction (a "Transaction") involving the Company.

1. All information concerning the Company, whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication, which has been or is furnished to you by or on behalf of the Company (collectively, the "Evaluation Material") shall be treated and handled by you as provided in this Agreement.

2. The Evaluation Material shall include, without limitation, all financial, business, operating and other data, reports, interpretations, forecasts and records that contain or reflect information concerning the Company which the Company or its affiliates or the directors, partners, officers, employees, agents or advisors, including attorneys, accountants, consultants, bankers and financial advisors, (collectively, "Representatives") of either the Company or its affiliates, furnish to you, and all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based, in whole or in part, on that information. The Evaluation Material shall not include (i) information which is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives or (ii) information that you can demonstrate was either in your possession prior to its being furnished to you by or on behalf of the Company or becomes available to you on a non-confidential basis from a source other than the Company or its
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     Representatives, provided that in either case referred to in this subparagraph (ii) the source of the information is not bound by a confidentiality agreement with, or any other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to the information.

3. The Evaluation Material shall be kept confidential by you and your Representatives, shall be used by you and your Representatives solely for the purpose of evaluating a Transaction and shall not be used in any way, directly or indirectly, that is detrimental to the Company or its affiliates. You and your Representatives shall not disclose any of the Evaluation Material to any person in any manner whatsoever, provided that you may disclose the Evaluation Material (a) to the extent that the Company gives its prior written consent and (b) to your Representatives that need to know information in the Evaluation Material for the sole purpose of evaluating a Transaction, so long as such Representatives agree to keep that information confidential and are provided with a copy of this Agreement and agree to be bound by the terms and conditions hereof to the same extent as if they were parties hereto, provided further, that without the written consent of the Company, prospective financing sources shall not be considered Representatives to whom Evaluation Material may be disclosed in accordance with this paragraph. You shall be responsible for a breach of this Agreement by your Representatives, and at your sole expense you shall take all reasonable action, including court proceedings, to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

4. Without the prior written consent of the Company, you and your Representatives shall not disclose to any other person (a) that the Evaluation Material has been made available to you or them, (b) that discussions or negotiations are taking place concerning a Transaction or
     (c) any of the terms, conditions or other facts with respect to a Transaction, including the status thereof, unless and until in the opinion of your outside legal counsel the disclosure is required by law, and in that event only after giving as much prior written notice to the Company as is practicable under the circumstances. For purposes of this Agreement, the term "person" shall be broadly interpreted to include the media and any individual, corporation, partnership, group or other entity.

5. Without the prior consent of the Company, all communications by you or your Representatives regarding a Transaction, requests by you or your Representatives for additional information in that connection and discussions or questions by you or your Representatives regarding procedures with respect thereto shall be submitted or directed only to The Beacon Group Capital Services, LLC ("Beacon") and not to the Company or its affiliates or their respective Representatives other than Beacon. Unless you have been specifically authorized in writing by the Company to do so, you or your Representatives shall not contact any officer, director, employee, agent, customer, vendor or affiliate of the Company regarding this Agreement, the Evaluation Material or any Transaction.
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6.   If you or your Representatives are requested or required, by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of the request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance by you or your Representatives with the provisions of this Agreement. In the absence of a protective order or other remedy or the receipt of a waiver from the Company, if you or your Representatives are, in the opinion of your outside legal counsel, legally compelled to disclose any of the Evaluation Material to any tribunal or else be held in contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to the tribunal only such portion of the Evaluation Material that your legal counsel advises you is legally required to be disclosed, provided that in that connection you shall use your best efforts to preserve the contidentiality thereof, including cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded that portion of the Evaluation Material by the tribunal.

7. If you decide that you do not wish to participate in a Transaction, you shall promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you and your Representatives shall promptly deliver to the Company all documents and other written information which has been furnished to you or your Representatives by or on behalf of the Company and all copies, extracts or other reproductions, in whole or in part, thereof. In the event of such a decision or request, the original and all copies of any of the Evaluation Material prepared by you or your Representatives shall be destroyed. Compliance by you and your Representatives with the preceding provisions regarding the return or destruction of Evaluation Material shall, upon the Company's request, be certified in writing to the Company by your authorized officer supervising such return and destruction.
     Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your confidentiality and other obligations hereunder.

8. For a period of two years from the date hereof, (a) you, your affiliates and your Representatives shall not, without obtaining the prior written consent of the Company, employ or solicit to employ any of the current officers or employees of the Company or its affiliates, and (b) none of you, your affiliates or your Representatives shall knowingly divert or attempt to divert any business, customer or supplier from the Company or any of its affiliates. However, you shall not be prohibited from employing any such person who contacts you on his or her own initiative without solicitation directly or indirectly by you or an agent of you. Nothing herein shall preclude generalized searches by you or your affiliates for employees through the use of advertisement in the media (including trade media) or through engagement of firms to conduct searches that are not targeted or focused on the Company or its subsidiaries' employees.

9. For a period of three years from the date hereof, none of you, your affiliates or your Representatives shall, directly or indirectly, (a) propose to, or enter into any discussions,
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     negotiations, arrangements or understanding with, the Company or any other person concerning a transaction of any kind, including a Transaction, between you or any of your affiliates and the Company or any of its affiliates or any of their respective security holders or involving any of the Company's securities or security holders unless the Company shall have requested in writing that you make such a proposal, (b) agree to acquire, acquire or assist, advise or encourage any other person, or otherwise act in concert with any other person, in acquiring (i) ownership or control of the Company, any of its affiliates or any of their businesses, assets or liabilities or (ii) ownership or control, including beneficial ownership ("Beneficial Ownership") as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), of any of the capital stock, debt securities, bank debt, including a participation interest therein, options, warrants or other securities or indebtedness of the Company or any of its affiliates unless the Company shall have given its prior written consent to such action, (c) make or participate in any "solicitation" of "proxies", as those terms are used in the proxy rules under the 1934 Act, to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its affiliates or form, join or in any way participate in a "group", within the meaning of Section 13(d) of the 1934 Act, with respect to any voting securities of the Company or any of its affiliates, (d) seek or propose, alone or in concert with others, to influence or control the Company's management or policies, (e) disclose any intention, plan or arrangement inconsistent with the foregoing, (f) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing or (g) ask the Company or its Representatives to amend or waive any provision of this paragraph. You shall promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

10. None of the Company, its affiliates or their Representatives, including Beacon, makes any representation or warranty, express or implied, concerning the accuracy or completeness of the Evaluation Material or has any liability to you or your Representatives relating to or resulting from the use of the Evaluation Material by you or your Representatives. Only those representations or warranties which are made in a final definitive agreement regarding a Transaction, when, as and if executed and delivered by the Company and you, and subject to the limitations and restrictions contained therein, shall have any such effect.

11. Unless and until a final definitive agreement regarding a Transaction has been executed and delivered by the Company and you, neither the Company nor you shall be under any legal obligation of any kind with respect to a Transaction by virtue of this Agreement except for the matters specifically provided for herein. The Company reserves the right in its sole discretion, to reject any proposal made by you, your affiliates or your Representatives with regard to a Transaction or any other matter and to terminate discussions and negotiations with you with respect to a Transaction or any other matter at any time for any reason or no reason. You understand that (a) the Company and its Representatives shall be free to conduct any process for any Transaction as they in their sole discretion shall determine, including negotiating with any of the prospective parties
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     to such Transaction and entering into a definitive agreement without prior notice to you or any other person, (b) any procedures relating to such Transaction may be changed at any time without notice to you or any other person, and (c) the Company may terminate the process at any time in its sole discretion.

12. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13. Money damages are not an adequate remedy for a breach of this Agreement by you or your Representatives, and the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such a breach. You waive any requirement for the securing or posting of a bond in connection with such equitable relief and acknowledge that equitable relief shall not be deemed to be the exclusive remedy for a breach of this Agreement by you or your Representatives but shall be in addition to all other remedies available at law or equity to the Company.

14. You hereby acknowledge that you are aware, and you agree to advise your Representatives who are provided Evaluation Material or who are otherwise informed as to the matters that are the subject of this Agreement, that any person who receives from the Company or you, directly or indirectly, any material, non-public information concerning the Company (including material, non-public information regarding the matters contemplated by this Agreement) is subject to applicable United States securities laws that prohibit the purchase or sale by such person of the Company's securities or from the communication by such person of any such material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such other person will thereaftcr purchase or sell the Company's securities.

15. If any provision of this Agreement is held to be illegal or contrary to public policy or otherwise unenforceable, that provision shall be deemed eliminated herefrom or modified to the extent necessary to make the provision enforceable. Otherwise, the terms of this Agreement may be amended, modified, superseded or waived only by a separate written agreement executed by you and the Company that expressly states that it so amends, modifies, supersedes or waives a term or terms of this Agreement.

16. You shall not assign any of your rights or delegate any of your duties under this Agreement, including by operation of law, without the prior written consent of the Company, and any purported assignment not consented to shall be absolutely void and of no force and effect.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof.

18. This Agreement may be executed by the parties hereto in counterparts, both of which, taken together, shall constitute one and the same Agreement.
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Please confirm your agreement to the foregoing by signing and returning the accompanying copy of this Agreement, whereupon this Agreement shall become binding on the parties hereto and on their respective successors and permitted assignees.

                                   Very truly yours,

                                         SYNTHETIC INDUSTRIES, INC.


                                   By:  /s/ Joseph F. Dana
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Agreed as of the date
first written above:


By:  /s/ Sean P. Madden
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